Exhibit 5.1

	ATTORNEYS AT LAW		Broomfield, CO 720 566-4000

	4401 Eastgate Mall		Palo Alto, CA
	San Diego, CA		650 843-5000
92121-1909
	Main	858 550-6000	Reston, VA
	Fax	858 550-6420	703 456-8000

	www.cooley.com		San Francisco, CA
May 26, 2006			415 693-2000

Amylin Pharmaceuticals, Inc.	MATHEW T. BROWNE		Washington, DC
9360 Towne Centre Drive	(858) 550-6045		202 842-7800
San Diego, California 92121	brownemt@cooley.com

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Amylin Pharmaceuticals, Inc. (the “Company”) of a Registration Statement on Form S-8 (the “Registration Statement”), with the Securities and Exchange Commission, covering the registration of an aggregate of 7,000,000 shares of the Company’s Common Stock (the “Shares”), including (i) 6,500,000 shares for issuance pursuant to the Company’s 2001 Equity Incentive Plan (the “Equity Plan”) (which may include shares subject to options granted pursuant to the Company’s 2003 Non-Employee Directors’ Stock Option Plan (the “Directors’ Plan”)) and (ii) 500,000 shares of the Company’s Common Stock for issuance pursuant to the Company’s 2001 Employee Stock Purchase Plan (the “ESPP”).

In connection with this opinion, we have examined and relied upon the Registration Statement and related prospectus, the Equity Plan, the Directors’ Plan, the ESPP, the Company’s Restated Certificate of Incorporation, as amended, its Second Amended and Restated Bylaws and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.  We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that, when sold and issued in accordance with the Registration Statement and related prospectus, the Equity Plan, the Directors’ Plan or the ESPP, as applicable, the Shares will be validly issued, fully paid and nonassessable (except as to Shares issued pursuant to certain deferred payment arrangements under the Equity Plan, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

Cooley Godward LLP

/s/ Mathew T. Browne

Mathew T. Browne